 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2023

INFINERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue
San Jose,	California	95119
(Address of principal executive offices, including Zip Code)
(408) 572-5200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INFN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.
Repurchase of Existing Notes; Issuance of Additional Notes
On June 16, 2023, Infinera Corporation (the “Company”) consummated its previously announced, privately negotiated transactions with certain qualified investors to (i) repurchase $83.9 million in aggregate principal amount of its 2.125% Convertible Senior Notes due 2024 (the “repurchased 2024 notes”) and (ii) issue $100.0 million in additional aggregate principal amount of its currently outstanding 3.75% Convertible Senior Notes due 2028 (the “additional notes”) in a private placement made pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933. The Company relied on this exemption from registration based in part on representations made by the investors. Following the consummation of the repurchase of the repurchased 2024 notes, approximately $18.7 million in aggregate principal amount of the 2.125% Convertible Senior Notes due 2024 remain outstanding. HudsonWest LLC acted as sole placement agent in connection with the private placement of the additional notes.
The net proceeds from the sale of the additional notes, after deducting the repurchase price for the repurchased 2024 notes and estimated offering expenses and fees, was approximately $12.5 million. The Company intends to use the net proceeds from this offering for general corporate purposes, including working capital and to fund growth and potential strategic projects.
The additional notes were issued under an indenture dated as of August 8, 2022 (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The additional notes will constitute a further issuance of, and form a single series with, the Company’s outstanding 3.75% Convertible Senior Notes due 2028 issued on August 8, 2022 in the aggregate principal amount of $373.75 million (the “existing notes” and, together with the additional notes, the “notes”). The additional notes have substantially identical terms to the existing notes (except that they will be issued with a separate restricted CUSIP number) and will be fungible with the existing notes for U.S. federal income tax purposes but will not initially be fungible with the existing notes for U.S. securities law purposes.
The notes are general, unsecured obligations of the Company, and interest will be payable semiannually in arrears at a rate of 3.75% per year. The notes will mature on August 1, 2028, unless repurchased, redeemed or converted prior to such date.
The current conversion rate of the notes is 147.1183 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $6.80 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture) or a notice of redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption.
Prior to the close of business on the business day immediately preceding May 1, 2028, the notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on September 24, 2022 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which, for each trading day of that period, the trading price per $1,000 principal amount of notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) with respect to any note called for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after May 1, 2028, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the notes may convert all or a portion of their notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay cash up to the aggregate principal amount of the notes being converted and cash, shares of Common Stock or any combination thereof, at the Company’s option, in respect of the remainder, if any, of the conversion obligation in excess of the aggregate principal amount of the notes being converted.
The Company may not redeem the notes prior to August 5, 2025. The Company may redeem for cash all or any part of the notes, at its option, on or after August 5, 2025, if the last reported sale price of the Common Stock has been at least 130% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.
Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require the Company to repurchase all or a portion of the notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The following events are considered “events of default” with respect to the notes, which may result in the acceleration of the maturity of the notes:
(1) the Company defaults in any payment of interest on the notes when due and payable and the default continues for a period of 30 days;
(2) the Company defaults in the payment of principal on the notes when due and payable at the stated maturity, upon redemptions, upon any required repurchase, upon declaration of acceleration or otherwise;
(3) failure by the Company to comply with its obligation to convert the notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;
(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction when due with respect to the notes;
(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;
(6) failure by the Company to comply with any of its other agreements contained in the notes or the Indenture, for a period 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received;
(7) default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii), such default is not cured or waived, such acceleration is not rescinded or such indebtedness is not paid or discharged, as the case may be, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the Indenture; and
(8) certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).
If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of, and accrued and unpaid interest on, the notes will automatically become due and payable.

Upon such a declaration of acceleration, such principal and accrued and unpaid interest on the notes, if any, will be due and payable immediately.
The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 3.75% Convertible Senior Note due 2028, which are included as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Registration Rights Agreement
In connection with the issuance of the additional notes, the Company entered into a Registration Rights Agreement dated as of June 16, 2023 (the “Registration Rights Agreement”) for the benefit of the holders of the additional notes. Under the Registration Rights Agreement, the Company has agreed to, among other things, use its reasonable efforts to cause to become effective a registration statement relating to the offer and resale of the additional notes, and the shares of Common Stock into which the additional notes are convertible, by no later than August 23, 2023 (the “Registration Deadline”). The Company has also agreed to use its commercially reasonable efforts to keep the shelf registration statement continuously effective, subject to certain exceptions, until the earliest of (1) one year from the last date of original issuance of the additional notes, (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of, (3) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144 under the Securities Act, and (4) the date on which the registrable securities cease to be outstanding. Additional interest will accrue on the additional notes if the shelf registration statement has not become effective by the Registration Deadline, or if after the shelf registration statement has become effective, such shelf registration statement ceases to be effective (without being succeeded immediately by an effective replacement shelf registration statement), or the shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of additional notes and any common stock issuable upon the conversion of the additional notes, in accordance with and during the periods specified in the registration rights agreement.
The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the form of Registration Rights Agreement which included as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
4.1	Indenture, dated August 8, 2022, by and between Infinera Corporation and U.S. Bank Trust Company, National Association
4.2	Form of 3.75% Convertible Senior Note due 2028
4.3	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: June 16, 2023	By:	/s/ NANCY ERBA
Nancy Erba Chief Financial Officer